Pricing Supplement No. 15            Rule 424 (b) (2)
DATED:  10/18/95         Registration No. 33-56839
(To Prospectus Supplement dated January 17, 1995, including the Prospectus dated December 21, 1994)


$900,000,000
USL CAPITAL CORPORATION*
MEDIUM-TERM NOTES, SERIES D
Due from Nine Months to 30 Years from Date of Issue

Floating Rate Note [  ]    6.37% Fixed Rate Note [x]
Global Security:   [x] Yes  [  ] No
Principal Amount:   $25,000,000
Settlement Date:    10/23/95  Maturity Date:  10/23/00
Interest Accrual Date:  10/23/95

New Maturity Date(s): N/A     Notice of Renewal Date(s): N/A

Issue Price:  100%

Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations (if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A

Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period:  Semi-Annually
Interest Payment Dates:   6/1 and 12/1

(Only applicable to Floating Rate Notes)
Initial Interest Rate:

Index Maturity:
Base Rate(s):
If LIBOR, Designated LIBOR Page:
     [  ] LIBOR Reuters
     [  ] LIBOR Telerate
Index Currency:
Interest Reset Period:
Interest Reset Dates:
Spread (plus or minus):
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Calculation Agent:

Original Issue Discount Note:
[  ] Yes       [X ] No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:

Trade Date:    10/18/95
Name of Agent:  Merrill Lynch
Agent's Discount or Commission:  $87,500
Net Proceeds to Company:     $24,912,500

[ ] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of [ ] 100 % of Principal
     [  ] ___  % of Principal

[X ] Agent is Purchasing Notes from the Company as Principle for Resale to investors and Other Purchasers at:
     [  ] a fixed initial public offering price of
          100  % of the Principal Amount
     [  ] a fixed initial public offering price of
          ___  % of the Principal Amount
     [X ] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  90330QAQ7

Additional Terms: